Exhibit 10.1

AMENDMENT TO SUBLEASE

This AMENDMENT TO SUBLEASE (this “Amendment”) is made and entered into effective as of January 17, 2025 (the “Effective Date”), by and between ADVANCE MAGAZINE PUBLISHERS INC. D/B/A CONDÉ NAST, a New York corporation, having an office at One World Trade Center, New York, New York 10007, Attn: Real Estate Department (“Sublandlord”) and AXSOME THERAPEUTICS, INC., having offices at One World Trade Center, New York, New York 10007, Attn: General Counsel (“Subtenant”).

r e c i t a l s :

WHEREAS, Sublandlord and Subtenant entered into a certain sublease (hereinafter called the “Original Sublease”), dated February 21, 2023, with respect to the entire 22nd floor (the “Original Premises”) of the building located at One World Trade Center, New York, New York (the “Building”), which Sublease was amended by that certain Consent to Sublet dated February 1, 2023 among WTC TOWER 1 LLC, as Prime Landlord, Sublandlord and Subtenant (the “Consent”), and (2) that certain Confirmation Agreement dated June 7, 2024 between Sublandlord and Subtenant (the “Confirmation Agreement”; together with the Original Sublease and Consent, the “Sublease”;

WHEREAS, Subtenant desires to sublet the entire 29th floor (the “Replacement Floor”) and 30th floor (the “Incremental Floor”) in the Building, as more particularly shown on Exhibit A annexed hereto and made a part hereof (the Replacement Floor and the Incremental Floor are hereinafter referred to as the “New Premises”) and to return the Original Premises to Sublandlord; and

WHEREAS, Sublandlord and Subtenant desire, in connection with the foregoing, to otherwise amend and modify the terms of the Sublease, as set forth herein below, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the covenants in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual promises hereinafter set forth, Sublandlord and Subtenant agree to amend the Sublease as of the above Effective Date as follows:

a g r e e m e n t

1.
Incorporation. The statements set forth above are incorporated herein as if restated. All capitalized terms used herein shall have the same meanings given such terms in the Sublease unless expressly superseded by the terms of this Amendment. In the event of an inconsistency between the Sublease and this Amendment, the provisions of this Amendment shall control.
2.
The New Premises.
(a)
Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires from Sublandlord, the New Premises for a term to commence (subject to the provisions of Section

16 entitled “Landlord’s Consents” and Section 17 entitled “Delivery of Possession of New Premises” hereof) on the later to occur of (a) the full execution and delivery of this Amendment by both Sublandlord and Subtenant, (b) the date Sublandlord receives Prime Landlord’s written consent to this Amendment and (c) the date on which the New Premises Sublandlord’s Work (as hereinafter defined) is deemed to have been substantially completed and Sublandlord has delivered the New Premises to Subtenant in the Premises Condition, as hereinafter defined (the later of such dates is called the “New Premises Commencement Date”). Sublandlord shall provide Subtenant with five (5) business days’ advance notice of the New Premises Commencement Date. Sublandlord estimates that the New Premises Commencement Date will occur on or about three (3) weeks from the date Prime Landlord executes the Landlord’s Consent (as defined in Section 16 hereof) to this Amendment. Except as otherwise expressly provided in this Amendment, from and after the New Premises Commencement Date, (i) all references in the Original Sublease to the “Premises” shall be deemed to mean the New Premises for all purposes of the Sublease, (ii) all references in the Original Sublease to the “Commencement Date” shall be deemed to mean the New Premises Commencement Date for all purposes of the Sublease; (iii) all references in the Original Sublease to the “Rent Commencement Date” shall be deemed to mean the RP Rent Commencement Date (as hereinafter defined) for all purposes of the Sublease; and (iv) all references in the Original Sublease to the “Effective Date” shall be deemed to mean the Effective Date of this Amendment for all purposes of the Sublease. From and after the New Premises Commencement Date, Subtenant shall sublease the New Premises upon all of the terms and conditions of the Sublease, as modified by this Amendment.
(b)
Promptly after the occurrence of the New Premises Commencement Date, Sublandlord and Subtenant shall confirm the occurrence thereof, as well as the RP Rent Commencement Date, IP Rent Commencement Date (as hereinafter defined) and Expiration Date, by executing an instrument reasonably satisfactory to Sublandlord and Subtenant; provided that failure by Sublandlord or Subtenant to execute such instrument shall not affect the occurrence of the New Premises Commencement Date in accordance with Section 2(a) hereof.
(c)
For the avoidance of doubt, Section 1(c) and 1(d) of the Original Sublease shall apply to the New Premises, and Subtenant will have the Early Access right with respect to the New Premises during the thirty (30) day period prior to the New Premises Commencement Date.
3.
The Original Premises.
(a)
Subtenant shall move out of the Original Premises no later than four (4) months after the New Premises Commencement Date, subject to Force Majeure (the “Original Premises Termination Date”). On the Original Premises Termination Date, Subtenant shall surrender to Sublandlord in the condition required herein, and Sublandlord shall accept the surrender of, the Original Premises if same are in the condition required herein, to the intent and purpose that the estate of Subtenant in and to the Original Premises shall be wholly extinguished and that the term of the Sublease with respect to the Original Premises shall expire on the Original Premises Termination Date in the same manner and with the same effect as if such date were the date set forth in the Sublease for the expiration of the term thereof in respect of the Original Premises (provided, that all Rent and other amounts payable under the Sublease with respect to the Original Premises shall be apportioned as of the Original Premises Termination Date, but

Subtenant’s obligation to pay Rent, including CAM Payments and other Additional Rent items with respect to the Original Premises shall survive the Original Premises Termination Date and be due and owing in accordance with the terms and provisions of the Original Sublease). Prior to the later of (i) Original Premises Termination Date and (ii) the date Subtenant delivers vacant possession of the Original Premises in the condition required by the Original Sublease as hereby amended, Subtenant shall sublease the Original Premises upon all of the terms of the Sublease applicable to such Original Premises without giving effect to this Amendment (including, without limitation, the continued payment of all Rent with respect thereto) and such terms shall separately apply to the Original Premises, except that Subtenant shall not be required to pay Fixed Rent with respect to the Original Premises for [*****] after the New Premises Commencement Date (the “Original Premises Free Rent Period”). For the avoidance of doubt, until the Original Premises Termination Date, after the Original Premises Free Rent Period, Subtenant will continue to pay the Rent with respect to the Original Premises until the Original Premises Termination Date; provided, however, notwithstanding anything to the contrary contained herein or in the Original Sublease, at any time prior to [*****] (as such date may be extended by any Prime Landlord Delay [as hereinafter defined]) after the New Premises Commencement Date, Subtenant, at its election, may vacate the Original Premises and deliver possession thereof in the condition required herein, to Sublandlord on either (i) thirty (30) days’ prior written notice by Subtenant to Sublandlord, provided that Sublandlord has provided Subtenant with notice of reasonable evidence substantiating that Sublandlord has a signed sublease with a third party for the Original Premises, which signed sublease has been consented to by Prime Landlord (“Another Sublease”), and such 30th day shall be the Original Premises Termination Date, or (ii) one (1) business day’s prior written notice by Subtenant to Sublandlord, provided that Subtenant has not received such notice of Another Sublease, and such 1st business day shall be the Original Premises Termination Date.
(b)
Subject to the provisions of Subsection (c) below, on or before the Original Premises Termination Date, Subtenant shall surrender and deliver vacant, broom clean possession of the Original Premises to Sublandlord in the condition required by the Original Sublease, as amended hereby. The Original Premises shall be delivered “as is” condition as of the date hereof, subject to reasonable wear and tear, casualty and condemnation, and damage for which Subtenant is not responsible. In furtherance thereof, and notwithstanding anything to the contrary contained in the Original Sublease, Sublandlord acknowledges, as of the Effective Date, that (1) none of the Alterations in the Original Premises constitute a Material Alteration or a Specialty Alteration, and Subtenant shall have no obligation to remove, demolish, repair, close or restore any Alterations in or about the Original Premises prior to the Original Premises Termination Date, other than Subtenant’s signage.
(c)
Subtenant shall remove the furniture and equipment from the Original Premises as more particularly set forth on Exhibit D-2, annexed hereto and made a part hereof (including without limitation, any furniture and equipment purchased by Subtenant with the Work Allowance or any other furniture and equipment owned by Subtenant), either moving same to the New Premises or otherwise disposing of same. Subtenant shall leave all other furniture and equipment in the Original Premises that are not listed on Exhibit D-2. Notwithstanding anything contained in the Original Sublease to the contrary, Sublandlord shall retain ownership of the FF&E not listed on Exhibit D-2, which shall remain in the Original Premises, If Subtenant does not surrender and deliver possession of the Original Premises to Sublandlord in the condition required herein on the Original Premises Termination Date, Subtenant shall be in default of the Sublease, as amended by this Amendment. Furthermore, Subtenant shall be deemed to be a holdover, shall immediately pay Rent to Sublandlord for the Original Premises Free Rent Period and shall thereafter pay holdover Rent on the Original Premises to Sublandlord in accordance with Section 12 of the Original Sublease until Subtenant delivers possession of the Original Premises to Sublandlord.
(d)
Provided Subtenant delivers possession of the Original Premises in the condition required herein, Sublandlord shall accept the surrender of the Original Premises as of the Original Premises Termination Date and in consideration of such surrender by Subtenant and of the acceptance of such surrender by Sublandlord, Subtenant and Sublandlord do hereby mutually release each other, their respective successors and assigns of and from any and all claims, damages, obligations, liabilities, actions and causes of action, of every kind and nature whatsoever arising under or in connection with the Sublease in respect of the Original Premises from and after the Original Premises Termination Date, except that nothing herein contained shall be deemed to constitute a release or discharge of Sublandlord or Subtenant with respect to any obligation or liability (i) accrued or incurred under the Sublease in respect of the Original Premises and outstanding and unsatisfied on the Original Premises Termination Date, and (ii) to a third party (under the insurance and indemnification provisions of the Sublease or otherwise) arising prior to, on or after the Original Premises Termination Date in respect of the Original Premises as a result of an event occurring or condition existing prior to or on the Original Premises Termination Date.
4.
Sublease Provisions. Sublandlord and Subtenant acknowledge that Subtenant has performed only Decorative Alterations in the Original Premises. All terms and provisions of the Sublease with respect to Subtenant Work in the Original Premises are hereby deemed fulfilled, except with respect to the Work Allowance. All provisions regarding Initial Alterations, construction, and other similar provisions shall apply to Subtenant Work in the New Premises. The following Sections of the Original Sublease are deleted: Section 18. Exhibit A of the Original Sublease is replaced with Exhibit A (the New Premises) attached to this Amendment. Exhibit D of the Original Sublease is replaced with Exhibit D (New Premises Sublandlord’s Work) attached to this Amendment. Exhibit D-1 of the Original Sublease is replaced with Exhibit D-3 (FF&E to be left on 29th and 30th floors) attached to this Amendment. Number 14 on Exhibit B of the Original Sublease is modified by adding the following words “except for the fire stairs between the 29th and 30th floors, which Subtenant shall have the right to use in accordance with the Original Lease”.
5.
Rent Commencement Date:

5.1. The Rent Commencement Date for the Replacement Floor shall be [*****] after the New Premises Commencement Date (the “RP Rent Commencement Date”).

5.2. The Rent Commencement Date for the Incremental Floor shall be [*****] after the New Premises Commencement Date (the “IP Rent Commencement Date”).

6.
Term: Effective as of the New Premises Commencement Date, the Term of the Sublease is hereby extended so that the “Expiration Date” shall be (unless sooner terminated in accordance with applicable Legal Requirements or pursuant to Section 26 of the Original Sublease (as modified hereby) or extended pursuant to Section 27 of the Original Sublease) on the day immediately preceding the 10th anniversary of the IP Rent Commencement Date if the IP Rent Commencement Date is the first day of the month or, if the IP Rent Commencement Date is not the first day of a month, then the Expiration Date will be the last day of the month in which the 10th anniversary of the IP Rent Commencement Date occurs.
7.
Fixed Rent. The Fixed Rent payable by Subtenant to Sublandlord for the New Premises during the Term shall be as set forth in the following schedule:

Replacement Floor:
Period commencing on RP Rent Commencement Date and ending on
12/6/2028	$2,505,464.00 Annual	$208,788.66 Monthly

Period commencing on 12/7/2028 and ending on the Expiration Date	$2,746,374.00 Annual	$228,864.50 Monthly

Incremental Floor:
Period commencing on IP Rent Commencement Date and ending on the day immediately preceding the fifth (5th) anniversary of the IP Rent Commencement Date	$2,285,272.50 Annual	$190,439.37 per month
Period commencing on the fifth (5th) anniversary of the IP Rent Commencement Date and ending on the Expiration Date	$2,525,827.50 Annual	$210,485.62 per month

Sublandlord and Subtenant acknowledge that pursuant to Section 2(d) of the Original Sublease, Fixed Rent is reduced by $69,333.33 (“Monthly Rent Reduction”) per month through February 6, 2025 (the “Rent Reduction End Date”). Provided Subtenant is not then in material monetary or material non-monetary default beyond any applicable notice and cure periods under the Sublease, as amended (and if such a default exists, then as soon as such default is cured), and otherwise complies with the requirements set forth in such Section 2(d) for obtaining the above reduction, Fixed Rent for the Replacement Floor shall be reduced each month by the amount of the Monthly Rent Reduction until the Rent Reduction End Date. The last full sentence of Section 2(d) of the Original Sublease is deleted and replaced with the following sentence: “If Subtenant does not exercise the Termination Option (as hereinafter defined), then, provided that (i) Subtenant is not then in material monetary or material non-monetary default beyond any applicable notice and cure periods under this Sublease (and if such a default exists, then as soon as such default is cured), and (ii) this Sublease is in full force and effect, and (iii) Subtenant is Axsome Therapeutics, Inc., or its successors or assigns then Subtenant shall be entitled to an abatement of the then Fixed Rent with respect to the Replacement Floor for a two month period commencing on the first full month after the 6th anniversary of the RP Rent Commencement Date.” Sublandlord and Subtenant

acknowledge that the term “material monetary default” as used in this Amendment shall mean a default by Subtenant in an amount equal to or greater than one (1) monthly installment of Fixed Rent for the Incremental Floor.

8.
Additional Rent. Effective as of the New Premises Commencement Date, except as specifically set forth herein, Subtenant shall pay Additional Rent as set forth in Section 3 of the Original Sublease. The PILOT Base Year for the Replacement Floor shall be as set forth in the Sublease. The PILOT Base Year for the Incremental Floor shall be the average of 2024/2025 and 2025/2026 fiscal years, provided that no Additional Rent under Original Sublease Section 3(a)(1), as amended hereby, shall be due and payable by Subtenant with respect to the Incremental Floor until (and for the period prior to) the later of January 1, 2026 or the IP Rent Commencement Date. The Sublease Operating Expense Base Year for the Replacement Floor shall be as set forth in the Sublease. The Sublease Operating Expense Base Year for the Incremental Floor shall be the 2025 calendar year, provided that no Additional Rent under Original Sublease Section 3(a)(2), as modified hereby, shall be due and payable by Subtenant for the Incremental Floor until (and for the period prior to) the later of January 1, 2026 or the IP Rent Commencement Date. The Sublease CAM Base Year for the Replacement Floor shall be as set forth in the Sublease. The Sublease CAM Base Year for the Incremental Floor shall be the 2025 calendar year, provided that no Additional Rent under Original Sublease Section 3(a)(3), as modified hereby, shall be due and payable by Subtenant for the Incremental Floor until (and for the period prior to) the later of January 1, 2026 or the IP Rent Commencement Date.
(a)
Original Sublease Section 3(b) is hereby modified to provide that as of the New Premises Commencement Date, Subtenant’s Share with respect to the (i) Replacement Floor is 4.03% (based on the rentable square feet in the Replacement Floor being deemed to be 48,182) and (ii) Incremental Floor is 4.0241% (based on the rentable square feet in the Incremental Floor being deemed to be 48,111).
(b)
Original Sublease Section 3(a)(4) is hereby modified to provide that prior to the New Premises Commencement Date, a submeter has or will be installed by Sublandlord (at no additional cost to Subtenant) to separately submeter each floor of the New Premises, which submeters shall exclusively measure the consumption of electricity on each floor of the New Premises.
9.
Subtenant Work and Allowance for the New Premises. (a) Sublandlord and Subtenant acknowledge that the Work Allowance set forth in Section 21(b) of the Original Sublease is with respect to the Original Premises and has been paid or a credit is being provided as set forth below. In addition, Sublandlord shall reimburse Subtenant the cost of Subtenant Work in the New Premises at [*****] per rentable square foot for the Incremental Floor in an amount equal to [*****] (the “IP Work Allowance”) in accordance with the terms and conditions set forth in Section 21 of the Original Sublease, as modified hereby. Furthermore, Subtenant shall have the right to request from Sublandlord the balance of its unused amount of the Work Allowance (originally with respect to the Original Premises) as set forth in such Section 21 of the Original Sublease in the amount of [*****] as of the date hereof in connection with Subtenant Work in the New Premises (the “Original Premises Work Allowance Balance”; together with the IP Work Allowance, the “Work Allowance”). The Work Allowance shall be accessible in accordance the terms and conditions of Section 21 of the Original Sublease, as modified hereby, and for the avoidance of doubt, the Work Allowance can be applied by Subtenant to either and/or both floors of the New Premises.
(a)
Section 21 of the Original Sublease is modified as follows:
(i)
“[*****]” is replaced with [*****]”;
(ii)
clause (b)(4) shall be deleted and replaced with the following: “All requests for disbursement under clause (2) above must be submitted by Subtenant to Sublandlord no later than the second (2nd) anniversary of the New Premises Commencement Date.”;
(iii)
clause (d) shall be deleted and replaced with the following: ““Subtenant Work” means the installation of alterations, fixtures, improvements and appurtenances attached to or built into the New Premises by Subtenant, or otherwise located by Subtenant in the New Premises, for Subtenant’s use and/or occupancy or otherwise and the “soft costs” of construction incurred by Subtenant to perform such work (including, without limitation, filing and permit fees and expenses, architecture, engineering and other consulting fees and expenses and moving expenses, and expenses in connection with signage, graphics, furniture, audio visual, data and telecommunications wiring, and other office equipment); provided, that in no event shall more than [*****] of the Work Allowance be made available to Subtenant in respect of such soft costs.”;
(iv)
clause (g) shall be deleted and replaced with the following: “Unused Amount. If (x) Subtenant has not requested and/or received all of the Work Allowance by the second (2nd) anniversary of the New Premises Commencement Date (the amount of the Work Allowance not received by Subtenant, the “Unused Amount”), or (y) prior to the second (2nd) anniversary of the New Premises Commencement Date, Subtenant elects by notice to Sublandlord to convert the Unused Amount to a Fixed Rent credit, the Unused Amount, provided that Subtenant is not then in material monetary default or material non-monetary default beyond any applicable notice and cure period under this Sublease (and if such a default exists, then as soon as such default is cured), will be provided by Sublandlord to Subtenant as a rent credit in an amount equal to the Unused Amount, to be applied as a rent credit against the monthly Fixed Rent due beginning on the RP Rent Commencement Date and continuing on a monthly basis until the Unused Amount is zero; provided, however, if the Subtenant has been in material monetary or material non-monetary default of this Sublease after the expiration of any notice and cure period more than one (1) time in any year of the Term and more than a total of two (2) times during the period when the rent credit for the Unused Amount is being provided, then any rent credit for the Unused Amount shall be null and void.”; and
(v)
the last sentence of clause (h) shall be deleted and replaced with: “Notwithstanding anything to the contrary contained herein, Subtenant shall have no obligation to remove any Alterations or other improvements existing in the New Premises on the New Premises Commencement Date.”.
(vi)
a new Section 21(j) shall be added as follows: “Subject to compliance with the terms and provisions of the Sublease and this Amendment, Subtenant may perform

Subtenant Work described in Exhibit E annexed hereto (sometimes called the “New Premises Subtenant Work”). Sublandlord consents to the concept of the New Premises Subtenant Work described in Exhibit E, has approved Subtenant’s “test fit” as shown on Exhibit E, and agrees that Sublandlord shall not require Subtenant to remove, demolish, repair, close or restore any New Premises Subtenant Work prior to the expiration of the Term, other than Subtenant’s signage. Sublandlord’s consent to the actual work to be done is subject to its review of plans and specifications of the work to be performed in accordance with the terms and provisions of the Lease and this Sublease. As part of Landlord’s Consent, Sublandlord shall, in accordance with the terms and provisions of the Lease, at no cost to Sublandlord, use commercially reasonable efforts to seek Prime Landlord’s consent to New Premises Subtenant Work, if required under the Lease. As part of seeking Prime Landlord’s consent to the New Premises Subtenant Work, Sublandlord shall also ask Prime Landlord for an acknowledgement either that (i) that none of the New Premises Subtenant Work constitutes a Material Alteration or a Specialty Alteration or (ii) some of the New Premises Subtenant Work constitutes a Material Alteration or Specialty Alteration, and in such event, either that (a) Prime Landlord consents to the performance thereof and whether Subtenant shall be required to remove same in accordance with the terms and provisions of the Lease or (b) Prime Landlord does not consent to those portions of the New Premises Subtenant Work that are either Material Alterations or Specialty Alterations. If either Prime Landlord does not consent to Material Alterations or Specialty Alterations or requires the removal of Specialty Alterations, and Subtenant elects to revise its plans for the performance of New Premises Subtenant Work, provided Subtenant is diligent in its performance of the New Premises Subtenant Work and uses commercially reasonable efforts to perform same, if Subtenant is delayed in completing the New Premises Subtenant Work due to (x) Prime Landlord’s delay in delivering its consent to the New Premises Subtenant Work, (y) Prime Landlord’s determination that the New Premises Subtenant Work includes Material Alterations and/or Specialty Alterations, and/or (y) Prime Landlord’s non-consent to the plans for the New Premises Subtenant Work, so that Subtenant does not complete the New Premises Subtenant Work and vacate the Original Premises within four (4) months of the New Premises Commencement Date, subject to Force Majeure (the Original Premises Termination Date), then, notwithstanding anything to the contrary contained herein, Subtenant shall not be required to pay holdover rent as set forth in Section 3 above for the amount of time that Prime Landlord’s actions delayed Subtenant in completing the New Premises Subtenant Work (such amount of time, the “Prime Landlord Delay”) and the Original Premises Termination Date shall be extended by such period of Prime Landlord Delay; provided however that maximum amount of time for the delay in Subtenant paying holdover rent pursuant to Section 3 hereof shall be an additional thirty (30) days so that if Subtenant has not vacated the Original Premises and delivered possession of the Original Premises to Sublandlord due to Prime Landlord Delay within five (5) months of the New Premises Commencement Date, for whatever reason whatsoever, Subtenant shall pay such holdover rent pursuant to Section 3 hereof. If there is an extra fee for Prime Landlord to review the plans and/or include the foregoing acknowledgement in its consent, such cost shall be at Subtenant’s cost. In the event Subtenant is delayed in commencing or completing the New Premises Subtenant Work due to a Prime Landlord Delay, Subtenant shall comply with all provisions of the Lease, the Sublease and to the extent required by law, obtain the approval of Governmental

Authorities (including QAD) upon installation. Anything contained in this Sublease to the contrary notwithstanding, all such New Premises Subtenant Work shall be performed in full compliance with the applicable provisions of the Lease, including the submission of plans, drawings, and specifications for such work, including Subtenant Work, and Alterations. In the event that there is a dispute arising out of this Section 21(j), either party may submit such dispute to arbitration pursuant to Article 25 of the Original Lease. Notwithstanding anything contained in this Amendment to the contrary, Subtenant shall remove Subtenant’s signage.”
10.
Furniture, Fixtures and Equipment. The provisions of Section 22 of the Original Sublease shall apply to the FF&E in the New Premises, except that Exhibit D-1 of the Original Sublease is replaced with Exhibit D-3 annexed hereto.
11.
Termination Option.
(a)
Paragraph 26(a) of the Original Sublease is modified by (i) changing the number “5th” in the first sentence to the number “6th”, (ii) changing the number "12” in the second sentence to the number “15”, and (iii) deleting subsection (ii) in the first sentence. The parties agree that the Termination Option shall be applicable only to the 29th and 30th floors, and not applicable with respect to any ROFO Space and/or ROFR Space that Subtenant is subleasing pursuant to its options in this Amendment.
(b)
Paragraph 26(b) of the Sublease is deleted and replaced with the following: "Original Premises Transaction Costs" means [*****]. “New Premises Transaction Costs” means the sum of (A) the unamortized value as of the Termination Date of: (i) all brokerage commissions incurred by Sublandlord in connection with the leasing of the New Premises by Subtenant during the Term; (ii) the cost of any tenant improvements constructed by Sublandlord in connection with the New Premises (including, without limitation, Sublandlord's Work), (iii) the Work Allowance for the New Premises, and (iv) the aggregate value of any abatement of Fixed Rent granted to Subtenant in connection with the New Premises (including, without limitation, pursuant to Section 2(d) hereof, but not pursuant to Section 17(b) hereof), determined by amortizing such costs in constant monthly payments of principal and interest, at a rate of [*****] per annum, over the period commencing on the Rent Commencement Date and ending on the Expiration Date and (B) four (4) months of the then Rent payable with respect to the New Premises (Fixed Rent and Additional Rent). Together the “Original Premises Transaction Costs” and the “New Premises Transaction Costs” shall be referred to as the “Transaction Costs”. Subtenant shall have the right to send written notice to Sublandlord six (6) months prior to the date Subtenant has the right to exercise the Termination Option requesting the amount of the Transaction Costs. Sublandlord shall respond within sixty (60) days of receipt of such notice. Based on the dates and assumptions set forth therein, an example of the Transaction Costs is included herein as Exhibit F annexed hereto.
12.
Right of First Offer Option.
(a)
Definitions. As used herein:

“Available” means, Offer Space (as hereinafter defined) that is vacant and free of any present or future possessory right now or hereafter existing in favor of any third party; provided, that any Offer Space shall not be deemed Available unless and until such space is first subleased to another subtenant and then again becomes Available or, if Sublandlord elects not to sublease such space, then when Sublandlord next offers such space for sublease. Anything to the contrary contained herein notwithstanding, Subtenant’s right of first offer pursuant to this Paragraph is subject to and subordinate to (1) the rights of existing occupants of the Offer Space, including, without limitation future expansion rights granted, (2) any right of offer, right of first refusal, expansion right or similar right or option with respect to the Offer Space in favor of any third party existing as of the date of this Amendment which are set forth on Exhibit G annexed hereto, (3) intentionally omitted, (4) Sublandlord’s right to renew or extend the term of any sublease of Offer Space to another existing subtenant, whether or not pursuant to an option or right set forth in such other subtenant’s sublease, (5) Sublandlord’s, including its related entities, right in its sole discretion to occupy or use any such Offer Space and (6) the Lease. Sublandlord agrees that it will not, after the Effective Date, give any person rights of first offer, rights of first refusal, expansion rights or similar rights or options superior to Subtenant’s rights in the Offer Space or Available Space or Additional Space, but any subtenant now or in the future occupying Offer Space or Available Space will have the right to renew or extend the term of its sublease.

“Offer Period” means the period commencing on the New Premises Commencement Date to and including the date that is 4 years prior to the Expiration Date, as may have been extended by Subtenant’s Renewal Option (or, if there are not at least four (4) years remaining to the initial Sublease term, Subtenant may simultaneously exercise the Renewal Option set forth in Section 27 of the Original Sublease).

“Offer Space” means space on the 27th, 28th, 31st, and/or 32nd floor of the Building.

“Fair Market Value”, for purposes of this Paragraph, means the rent that a willing subtenant would pay and a willing sublandlord of comparable first-class office space in this Building would accept for the applicable Offer Space during the applicable Term, adjusted to take into account all of the then relevant factors. Sublandlord shall include with the Offer Notice Sublandlord’s estimate of the Fair Market Value of the applicable Offer Space for the applicable Term. If Subtenant disagrees with Sublandlord’s estimate of the Fair Market Value as set forth in Sublandlord’s Offer, Subtenant shall, within twenty (20) days after its receipt of Sublandlord’s Offer Notice, notify Sublandlord setting forth Subtenant’s estimate of the Fair Market Value of the applicable Offer Space and the parties will attempt to reach agreement on the Fair Market Value of such Offer Space for the applicable Term. If Subtenant fails to notify Sublandlord that Subtenant disagrees with Sublandlord’s estimate and setting forth Subtenant’s Fair Market Value estimate within such twenty (20) day period, then Subtenant will be deemed to have accepted Sublandlord’s estimate of the Fair Market Value for the applicable Offer Space during the applicable Term. If Subtenant has timely given its dispute notice and the parties are unable to reach agreement thereon within twenty (20) days after the delivery of such notice by Subtenant, then either party may submit the determination of the Fair Market Value of such Offer Space to arbitration (as set forth below) by giving notice to the other party naming the initiating party’s representative within ten (10) days after the expiration of such twenty (20) day period. Within ten (10) days after receiving a notice of initiation of arbitration, the responding party shall appoint its own representative by notifying the initiating party of the responding party’s representative. If the second representative shall not have been so appointed within such ten (10) day period, the initiating party shall deliver written notice of such failure to the responding party and the responding party shall have a period of ten (10) days after receipt of such notice to appoint its representative and deliver written notice thereof to the initiating party. If the responding party fails to notify the initiating party of its designated representative within the foregoing additional ten (10) day period, then the second representative shall be chosen in the same manner as described below with respect to the selection of the arbitrator. Upon the selection (or appointment, as the case may be) of the second representative, the two representatives thus appointed shall, within fifteen (15) days after the responding party’s notice of appointment of the second representative, appoint an arbitrator. If the two initial representatives are unable timely to agree on the arbitrator, then either may, on behalf of both, request such appointment by the New York City office of JAMS, or its successor, or, on its failure, refusal or inability to act, by a court of competent jurisdiction. The Fair Market Value of the applicable Offer Space for the applicable Term shall be determined by the method commonly known as “baseball arbitration,” whereby Sublandlord’s selected representative and Subtenant’s selected representative (or such representative appointed on behalf of Subtenant, as applicable) shall each set forth its respective determination of the Fair Market Value of such Offer Space, and the arbitrator must select one or the other determination (it being understood and agreed that the arbitrator shall be expressly prohibited from selecting a compromise figure). Sublandlord’s selected representative and Subtenant’s selected representative shall deliver their determinations of the Fair Market Value of the applicable Offer Space to the arbitrator within ten (10) days of the appointment of the arbitrator, and the arbitrator shall render his or her decision within ten (10) Business Days after receipt of both determinations of the Fair Market Value of such Offer Space. The arbitrator’s decision shall be binding and conclusive on both Sublandlord and Subtenant. All representatives and the arbitrator shall be commercial real estate brokers who have had at least ten (10) years’ experience in first-class office space subleasing transactions in the general vicinity of the Offer Space. Representatives selected by Sublandlord or Subtenant may have been engaged by them on this Sublease or other transactions. Representatives selected by a third party on behalf of Sublandlord or Subtenant (because Sublandlord or Subtenant did not timely make a selection) and the arbitrator shall be independent of either party. Each party shall pay the fees of its own representative, and the fees of the arbitrator shall be shared equally by the parties. In the event the aforesaid arbitration process has been initiated and as of the Offer Space Inclusion Date the Fixed Rent for the applicable Offer Space for such applicable Term has not been determined, then Subtenant shall continue to pay Fixed Rent for such Offer Space at the same rate of Fixed Rent per rentable square foot then applicable to the initial Premises, and when the determination of the Fair Market Value for such Offer Space has been finally made, an appropriate retroactive adjustment shall be made as of the Offer Space Inclusion Date if necessary. If such determination shall result in an underpayment by Subtenant of any Fixed Rent, Subtenant shall pay any such amounts of underpayment to Sublandlord within thirty (30) days following such determination. If such determination shall result in an overpayment by Subtenant of any Fixed Rent, the overpayment shall be credited against the next installments of Fixed Rent for the Premises as increased by the applicable Offer Space.

(b)
Availability of Offer Space. Provided (1) this Sublease shall not have been terminated, (2) Subtenant shall not then be in default in its material monetary or material non-monetary obligations under this Sublease, beyond any applicable notice or cure periods under this Sublease(or if such a default exists, then as soon as such default is cured) and (3) Named Subtenant shall occupy at least seventy-five (75%) percent of the New Premises (excluding any desk-sharing space), if at any time and from time to time during the Offer Period any Offer Space either becomes, or Sublandlord reasonably anticipates that within the next 3 to 18 months (but not later than the last day of the Offer Period) the Offer Space will become, Available, Sublandlord shall give to Subtenant notice (an “Offer Notice”) thereof, specifying (A) the applicable portion of the Offer Space and the fixed annual rental (“Offer Rental”) which Sublandlord is then considering for the sublease of such Offer Space, which shall be one hundred percent (100%) of the then Fair Market Value, (B) the date or estimated date (the “Target Date”) that such Offer Space has or shall become Available and (C) such other matters as Sublandlord may reasonably deem appropriate for such Offer Notice, including without limitation, mutatis mutandis (together with a floor plan depicting such space if the same is available), a description of free rent, subtenant concessions, build-outs, escalation rent and other material terms Sublandlord proposes.
(c)
Exercise of Offer Space Option. Provided that (1) on the date that Subtenant exercises the Offer Space Option and on the Office Space Inclusion Date, this Sublease shall not have been terminated, and (2) Subtenant shall not then be in default in its material monetary or material non-monetary obligations under this Sublease, beyond any applicable notice or cure periods under this Sublease (or if such a default exists, then as soon as such default is cured),and (3) the Named Subtenant shall occupy at least seventy-five (75%) percent of the Premises (excluding any desk-sharing space) , Subtenant shall have the option (the “Offer Space Option”), exercisable by notice (an “Acceptance Notice”) given to Sublandlord on or before the date that is thirty (30) days after the giving of the Offer Notice (time being of the essence) to include the applicable Offer Space in the Premises. Sublandlord shall use all commercially reasonable efforts to remove all subtenants and occupants from the applicable Offer Space and to deliver vacant possession of any applicable Offer Space to Subtenant on the Target Date therefor (and, failing which, shall continue to use reasonable efforts to deliver vacant possession of such Offer Space to Subtenant as soon as possible thereafter), including enforcement of any holdover provisions in any existing subleases for such Offer Space, and diligently prosecuting summary eviction proceedings against all such subtenants and occupants therein if any subtenant or occupant in such Offer Space has not vacated such Offer Space within forty-five (45) days after Sublandlord has delivered notice to Subtenant of the date such Offer Space will become Available.
(d)
Offer Space becomes part of the Premises upon Delivery. If Subtenant timely delivers the Acceptance Notice, then, on the date on which Sublandlord delivers vacant possession of the applicable Offer Space to Subtenant, free of all rights of possession by a third party (the “Offer Space Inclusion Date”), such Offer Space shall become part of the Premises, upon all of the terms and conditions set forth in this Sublease (including, without limitation, the Renewal Option) except (1) Fixed Rent shall be increased by the Offer Rental, (2) Subtenant’s Share shall be determined with respect to such Offer Space in accordance with the calculation for Subtenant’s Share set forth in the Sublease, as amended, provided that the numerator shall be the number of rentable square feet of such Offer Space to be included in the Premises, and (3) the term of such Offer Space shall be coterminous with the term of the remainder of the Premises, and (4) Subtenant shall be entitled to additional condenser water with respect to such Offer Space in an amount not to exceed the proportionate amount based on twenty-three (23) tons of condenser water per full floor of the Building. Electricity charges for such Offer Space shall be measured by a submeter for such Offer Space only. If there is not submeter already installed, the cost of installing same shall be a factor in determining the Offer Rent and shall be paid for by the appropriate party. Condenser water shall be furnished to Subtenant, at Subtenant’s cost and expense at the rates set forth herein, in accordance with the terms and conditions of this Sublease.
(e)
Sublandlord Inability to Deliver Possession of Offer Space. If notwithstanding Sublandlord’s exercise of such reasonable efforts, Sublandlord is unable to deliver possession of the applicable Offer Space to Subtenant on or before the Target Date as set forth in the Offer Notice, the Offer Space Inclusion Date shall be the date on which Sublandlord is able to so deliver possession and Sublandlord shall have no liability to Subtenant therefor (except as otherwise set forth herein) and this Sublease shall not in any way be impaired, and the Fixed Rent and Additional Rent payable with respect to such portion of the Offer Space shall be abated and the applicable commencement date shall be postponed until Sublandlord shall deliver to Subtenant vacant possession of such Offer Space. If the Offer Space Inclusion Date does not occur within thirty (30) days after the Target Date (as such date shall be extended for Force Majeure, the “Outside ROFO Date”), then Subtenant shall be entitled to an abatement of Fixed Rent, which abatement shall be equal to one (1) day of Fixed Rent with respect to applicable Offer Space for each day of delay (but in no event to exceed sixty (60) days) after the Outside ROFO Date until the Offer Space Inclusion Date shall occur. If the Offer Space Inclusion Date does not occur within ninety (90) days after the Target Date, then Subtenant may elect in its discretion, upon thirty (30) days’ notice to Sublandlord, to rescind and terminate its Acceptance Notice with respect to the applicable Offer Space that is the subject of the Offer Notice, and, unless such Offer Space is delivered to Subtenant within such thirty (30) day period, such Offer Space shall not become part of the Premises (and Subtenant shall not be entitled to the abatement set forth in the immediately preceding sentence, but Sublandlord shall pay Subtenant’s reasonable out-of-pocket expenses in connection with such Offer Space). This Section (e) constitutes “an express provision to the contrary” within the meaning of Section 223(a) of the New York Real Property Law and any other law of like import now or hereafter in effect.
(f)
Subtenant’s failure to Timely Give an Acceptance Notice. If Subtenant fails timely to give an Acceptance Notice, then (1) Sublandlord may enter into one or more subleases or occupancy agreements of the applicable Offer Space with third parties on such terms and conditions as Sublandlord shall determine, the Offer Space Option with respect to such Offer Space described in the Offer Notice shall be null and void and of no further force and effect and Sublandlord shall have no further obligation to offer solely the specified Offer Space subject to the Offer Notice to Subtenant, and (2) Subtenant shall, upon written demand by Sublandlord, execute an instrument confirming Subtenant’s waiver of, and extinguishing, the Offer Space Option with respect to the Offer Space described in the Offer Notice, but the failure by Subtenant to execute any such instrument shall not affect the provisions of clause (1) above. However, the Offer Space Option shall continue to apply to any other Offer Space that has not been the subject of an Offer Notice.

(g)
Instrument Documenting Offer Space. Promptly after the occurrence of the Offer Space Inclusion Date, Sublandlord and Subtenant shall confirm the occurrence thereof and the inclusion of the applicable Offer Space in the Premises by executing an instrument reasonably satisfactory to Sublandlord and Subtenant (including without limitation, (i) a description of the Offer Space in question and the addition of the same to the Premises; (ii) the applicable commencement date; (iii) the increased Subtenant’s Share in respect of the Offer Space in question; and (iv) the increase in Fixed Rent resulting from such inclusion); provided, that failure by Sublandlord or Subtenant to execute such instrument shall not affect the inclusion of such Offer Space in the Premises in accordance with this Section 12.
(h)
Nullification of Offer Space Option. Anything in this Sublease to the contrary notwithstanding, the provisions of this Paragraph granting to Subtenant the Offer Space Option shall be null and void and of no force or effect if (1) the Named Subtenant is no longer the Subtenant under this Sublease or (2) the Named Subtenant is not then in occupancy of at least 75% of the Premises (excluding any desk-sharing space).
13.
Freight Elevator and Loading Dock Access. Section 30(f) of the Original Sublease is deleted and replaced with the following “Notwithstanding anything herein contained to the contrary, in connection with Subtenant’s move into the New Premises and the delivery of furniture and equipment prior thereto, Sublandlord shall provide 35 hours of free overtime freight elevator service and use of the loading dock, including Sublandlord paying for security screening in connection with the freight elevator usage. Except for the above mentioned 35 hours of free overtime freight elevators, loading dock and security screening, Subtenant shall pay for its use of freight elevators, loading dock and security screening as set forth in the Lease.”
14.
Security. Section 20 of the Original Sublease is hereby modified to provide as follows:
(a)
the LC Amount shall be increased by [*****] so that within one (1) month of the Effective Date of this Amendment, Subtenant shall deliver a Letter of Credit (at Subtenant’s election, by either an amendment to the Letter of Credit or replacement Letter of Credit) in the amount of [*****]. If Subtenant is unable to supply such an amendment to the Letter of Credit or such replacement Letter of Credit within one (1) month of the Effective Date, Subtenant shall post a cash deposit in the increased amount of [*****], which cash security shall be returned to Sublandlord when Subtenant delivers such amendment to the Letter of Credit or replacement Letter of Credit in the amount of [*****];
(b)
if Subtenant delivers a replacement Letter of Credit, Sublandlord shall return the original Letter of Credit to Subtenant within two (2) Business Days after Sublandlord’s receipt of the replacement Letter of Credit.
(c)
the first sentence of Original Sublease Section 20(b) is hereby deleted and replaced with the following: “If Subtenant has not been in material monetary or material non-monetary default of this Sublease after the expiration of any notice and cure period more than one (1) time in any year of the Term and more than a total of two (2) times during the first five (5) years of the Term and Subtenant has not exercised its Termination Option, then upon the fifth (5th)

anniversary of the RP Commencement Date, the LC Amount shall be allowed to be reduced to [*****]; and
(d)
the last sentence of Original Sublease Section 20(b) is hereby deleted and replaced with the following: “If any time thereafter, during the Term and after the reduction of the LC Amount, Subtenant is in material monetary or material non-monetary default of this Sublease after the expiration of any notice and cure period, then Sublandlord may demand that Subtenant increase the LC Amount to full amount of [*****]”.
15.
New Premises Condition. Subtenant shall accept the New Premises “as is,” on the New Premises Commencement Date without any warranty or recourse to Sublandlord, subject to the following:
(a)
Delivery of Possession. Sublandlord, at its cost, shall deliver the New Premises to Subtenant broom clean, vacant and, to Sublandlord’s actual knowledge, in compliance with Legal Requirements, and with all of Sublandlord’s personal property and all other personal property other than the FF&E (as hereinafter defined) removed, and the New Premises Sublandlord’s Work (as defined on Exhibit D) substantially completed (all of the items in this Section 15(a) are collectively called the “Premises Condition”).
(b)
No Sublandlord Obligation to Perform Alterations. Other than as specifically set forth on Exhibit D, annexed hereto and made a part hereof, and the Premises Condition, Sublandlord shall have no obligation to perform any alterations, work or repairs on behalf of Subtenant or contribute any sums toward same (other than the Work Allowance as herein defined).
(c)
No Reps or Warranties as to Physical Condition. Except as otherwise expressly provided herein, Subtenant acknowledges that, no representations or warranties at to the condition of the New Premises, the use to which the New Premises may be put, or with respect to the condition or usefulness of any fixtures, equipment or furnishings therein contained, have been made to Subtenant.
16.
Landlord’s Consents.
(a)
This Amendment is subject to, and shall become effective upon, the written consent of Prime Landlord in accordance with all applicable terms of the Lease (“Landlord’s Consent”), including without limitation, the items described in Section 9(b)(vi) hereof. Subtenant shall furnish to Sublandlord such information as may be reasonably necessary to obtain Landlord’s Consent, and to enter into such agreements among Prime Landlord, Sublandlord and Subtenant as Prime Landlord may reasonably require pursuant to the Lease in connection with Landlord’s Consent, including, without limitation, an agreement to attorn to Prime Landlord in the event of a termination of this Amendment pursuant to the then executory provisions of the Sublease. Any delay in Prime Landlord’s furnishing the Landlord’s Consent shall not postpone or extend the Expiration Date. If Landlord’s Consent is denied, Sublandlord shall immediately notify Subtenant of same, and either party shall have the right to give a termination notice with respect to this Amendment as described in Section 16(b) hereof, in which case the Sublease shall remain in full force and effect. Sublandlord shall request Landlord’s Consent with reasonable promptness, and

Sublandlord shall use commercially reasonable efforts to obtain same. Upon receiving Landlord’s Consent from Prime Landlord, Sublandlord shall promptly deliver a copy thereof to Subtenant.
(b)
If the Landlord’s Consent has not been obtained on or before thirty (30) days from the date hereof or Landlord’s Consent is denied within such thirty (30) day period, subject to Force Majeure, then (at any time thereafter until the Landlord’s Consent has been obtained) either party shall have the right to give a termination notice to the other party with respect to this Amendment. If (and only if) the Landlord’s Consent still has not yet been obtained on or before the date that is ten (10) days after the receiving party’s receipt of such termination notice, then, if Subtenant has delivered the increased Letter of Credit or cash security deposit, to Sublandlord, Sublandlord shall promptly return to Subtenant the increased amount of the Letter of Credit or cash security deposit and upon such return this Amendment shall terminate. Upon the making of such return and the occurrence of such termination (and provided Sublandlord used commercially reasonable efforts to obtain such Landlord’s Consent in accordance herewith), neither party hereto shall have any further obligation to the other under this Amendment, except to the extent that the provisions of this Amendment expressly survive the termination of this Amendment, but the Sublease shall survive. If the Landlord’s Consent shall be obtained after the giving of any termination notice under this Section 16(b) but prior to the termination of this Amendment under this Section 16(b), then such termination notice shall automatically be deemed withdrawn (and of no effect whatsoever).
17.
Delivery of Possession of New Premises
(a)
Sublandlord Failure to Deliver New Premises Due to Casualty. Notwithstanding anything herein contained to the contrary or any contrary provision of the Lease incorporated herein by reference (except as provided in Sections 16(b) and 17(b) hereof), if Sublandlord is unable to deliver to Subtenant possession of the New Premises, or any part thereof, because of a fire or casualty therein or for any other reason whatsoever; (1) Sublandlord shall not be subject to any liability for failure to deliver possession, (2) the validity of this Amendment shall not be impaired, (3) the same shall not be construed to extend the Term and (4) the Term with respect to the New Premises shall commence on, and the New Premises Commencement Date shall be, the date on which Sublandlord delivers possession of the New Premises to Subtenant in the Premises Condition.
(b)
Notwithstanding anything to the contrary contained herein, if any time after the Landlord’s Consent has been obtained, (a) the New Premises Commencement Date has not occurred by thirty (30) days from the date Landlord’s Consent has been obtained, subject to Force Majeure (the “Outside Date”), then the RP Rent Commencement Date and IP Rent Commencement Date shall be delayed by one (1) day for each day occurring during the period commencing on the Outside Date and ending on the day immediately preceding the New Premises Commencement Date. If Sublandlord has not caused the New Premises Commencement Date to occur on or before sixty (60) days after the Outside Date, subject to Force Majeure, then Subtenant shall have the right at any time thereafter (but prior to the New Premises Commencement Date) to terminate this Amendment by giving written notice of termination to Sublandlord, and upon such termination, (1) this Amendment shall be of no further force or effect, (2) the Sublease shall survive, and (3) if Subtenant has delivered the increased Letter of Credit or cash security deposit, to Sublandlord, Sublandlord shall promptly return to Subtenant the increased amount of the Letter of Credit or cash security deposit.
(c)
The provisions of this Section 17 are intended to constitute “an express provision to the contrary” within the meaning of Section 223 of the New York Real Property Law and any other law of like import now or hereafter in effect.
18.
Renewal Option. For the avoidance of doubt, the parties agree that the Renewal Option shall continue to apply.
19.
Sublandlord and Subtenant’s Representations. Sublandlord represents, to the best of Sublandlord’s knowledge and belief, to Subtenant that Sublandlord’s representations in Section 29 of the Original Sublease are true, complete and correct as of the date of execution and delivery of this Amendment, including with respect to the New Premises. Subtenant represents, to the best of Subtenant’s knowledge and belief, to Sublandlord that Subtenant’s representations in Section 29 of the Original Sublease are true, complete and correct as of the date of execution and delivery of this Amendment.
20.
HVAC Supplemental Units. Section 30(b) of the Original Sublease is deleted and replaced with the following: “The New Premises are exclusively serviced by the existing HVAC supplemental units (“Subtenant’s Supplemental HVAC System”) and such Subtenant’s Supplemental HVAC System shall be delivered by Sublandlord in their “as-is” condition on the New Premises Commencement Date.”
21.
Physical Security. Sublandlord advises Subtenant that the current access cards it has for the 22nd floor may be used for the 29th and 30th floors. Sublandlord will provide additional access cards, as requested by Subtenant, at Subtenant’s sole cost and expense.
22.
Building Telecommunications. The first sentence of Section 30(e) of the Original Sublease is hereby deleted and replaced with the following: “Subtenant may use, at Subtenant’s sole cost and expense, telecommunications and cable service providers who are then currently providers to the Building by tapping into the telecommunications closets on the 29th and 30th floors of the Building.”
23.
Fire Stairs. Sublandlord grants Subtenant its right to use the fire stairs between the 29th and the 30th floors as permitted in the Lease.
24.
Sub-subletting: Original Sublease Section 9(c)(ix) shall be deleted and replaced with the following: “There shall not be more than four (4) rental units per floor of the New Premises.”
25.
Condenser Water and Sprinklers. The first sentence of Original Sublease Section 23 shall be deleted and replaced with the following: “From and after the date that Subtenant first occupies the New Premises for the conduct of Subtenant’s business, 23 tons of condenser water per floor shall be furnished to Subtenant twenty four (24) hours a day, seven (7) days a week for the Subtenant’s Supplemental HVAC System (as herein defined), which shall be payable by Subtenant at the actual rate then paid by Sublandlord as tenant under the Lease, which as of the date of this Amendment is $885.00 per ton per annum.”

26.
Right of First Refusal.
(a)
First Refusal Notice. Until February 28, 2025, if Sublandlord receives an offer pursuant to a letter of intent to sublease that it is willing to accept (the "Proposed Sublease") for any of the currently vacant premises on the 28th and/or 31st floors of the Building (the "Additional Space"), Subtenant shall have a right of first refusal to sublease that part of the Additional Space made the subject of the Proposed Sublease (the "ROFR Space") in accordance with this Section 26, and Sublandlord may not enter into the Proposed Sublease unless Sublandlord first delivers to Subtenant a notice (the "First Refusal to Sublease Notice") setting forth: (a) intentionally omitted, (b) the rental amount and each of the material terms of the Proposed Sublease as set forth on the letter of intent; (c) a description of the ROFR Space and (d) any other terms set forth in the letter of intent that Sublandlord is willing to sublease the Additional Space upon (the “Sublease Terms”).
(b)
Response Period. For the ten (10) business day period beginning on Subtenant's receipt of the First Refusal to Sublease Notice (the "Additional Space ROFR Response Period"), Subtenant has the exclusive right to sublease the ROFR Space on the Sublease Terms, by notifying Sublandlord of its election to exercise its right of first refusal (the "ROFR Exercise Notice") on or before the last day of the Additional Space ROFR Response Period. Sublandlord is then bound to sublease to Subtenant the ROFR Space on the Sublease Terms. Within ten (10) days after Subtenant's delivery of the ROFR Exercise Notice, Sublandlord and Subtenant shall execute an amendment to the existing Sublease, on the Sublease Terms for the ROFR Space. Notwithstanding the foregoing, the term for Subtenant's sublease of the ROFR Space will be coterminous with the Sublease Term.
(c)
Waiver of ROFR. If Subtenant either: (a) delivers written notice of rejection of the First Refusal to Sublease Notice to Sublandlord; or (b) fails to deliver the ROFR Exercise Notice, within the Additional Space ROFR Response Period, Subtenant's right of first refusal hereunder will conclusively be deemed to be waived with respect to the Proposed Sublease and Sublandlord is free to sign the Proposed Sublease.
(d)
Anything in this Sublease to the contrary notwithstanding, the provisions of this Section 26 granting to Subtenant the Right of First Refusal shall be null and void and of no force or effect if the Named Subtenant is no longer the Subtenant under this Sublease.
(e)
Sublandlord has advised Subtenant that there is a Sublease for the 31st floor whose term expires after February 28, 2025.
(f)
Notwithstanding anything to the contrary contained herein, Sublandlord advised Subtenant on January 14, 2025 that Sublandlord is currently negotiating a Proposed Sublease for the 27th, 28th (which 28th floor is part of the ROFR Space) and 32nd floors (and possibly the 22nd floor) of the Building, and Subtenant hereby notifies Sublandlord of its election to not exercise its right of first refusal with respect to the Proposed Sublease.
27.
Brokers. Sublandlord and Subtenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment and that it knows of no real estate broker or agent who is entitled to a commission in connection with this Amendment other than CBRE and Savills (collectively, the “Broker”). Sublandlord shall pay the Broker pursuant to a separate agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing in connection with this Amendment on account of the indemnifying party’s dealings with any real estate broker or agent. The provisions of this Section shall survive the termination of this Amendment.
28.
No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Sublease shall remain unmodified and in full force and effect.
29.
Conflicts. Any conflicts between this Amendment and the Sublease shall be controlled by this Amendment. In all other respects, the Sublease continues in full force and effect.
30.
Authority. Subject to obtaining Landlord’s Consent, each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
31.
Counterparts/Originals. This Amendment may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Sublandlord and Subtenant hereby acknowledge and agree that electronic signatures, including execution using Adobe Sign, DocuSign, or other signature generating software or signatures transmitted by electronic mail in so-called “pdf” format, shall be legal and binding without the need to deliver an original of this Amendment. Sublandlord and Subtenant (i) intend to be bound by the signatures (whether original or electronic) on any document sent by electronic mail, (ii) are aware that the other party will rely on such signatures, (iii) hereby waive any defenses to the enforcement of the terms of this Amendment based on the foregoing forms of electronic signatures, and (iv) the parties further consent and agree that (1) to the extent a party signs this Amendment using electronic signature technology, by clicking “SIGN” or an equivalent, such party is signing this Amendment electronically, and (2) the electronic signatures appearing on this Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“SUBLANDLORD”

ADVANCE MAGAZINE PUBLISHERS INC., D/B/A CONDÉ NAST

/s/ Oren Klein
Signature

Oren Klein
Name

CFO
Title

“SUBTENANT”

AXSOME THERAPEUTICS, INC.

/s/ Herriot Tabuteau
Signature

Herriot Tabuteau
Name

CEO
Title